UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                Current Report Pursuant to Section 13 or 15(d) of

                           The Securities Act of 1934

                        Date of Report: March 17, 1998

                   INTERCHANGE FINANCIAL SERVICES CORPORATION

             (Exact name of registrant as specified in its charter)

NEW JERSEY                        1-10508                    22-2553159
(State or other jurisdiction of  (Commission File Number)   (I.R.S. Employer
incorporation or organization)                               Identification No.)

PARK 80 WEST/PLAZA TWO, SADDLE BROOK, N.J.                   07663
(Address of principal executive offices)                     (Zip Code)

                                   (201) 703-2265

              (Registrant's telephone number, including area code)


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Item 5.  Other Events

         On January 28, 1998, the registrant issued the following press release pertaining to the acquisition of The Jersey Bank for Savings by merger.

         SADDLE BROOK, N.J. - Interchange  Financial Services Corporation (AMEX:
ISB) ("Interchange"), which is the one-bank holding company for Interchange State Bank, its principal subsidiary, and The Jersey Bank for Savings ("Jersey") jointly announced today that they have signed a definitive agreement under which Interchange will acquire Jersey in a merger of Jersey into Interchange State Bank. As of 12/31/97 Interchange had $548 million in assets and operates 12 branches in Bergen County, New Jersey. The Merger is intended to be a share for share tax free transaction and will be treated as a pooling of interests. Each of the outstanding shares of Jersey will be exchanged for one (1) share of Interchange and the exchange ratio is fixed. Taking into account the conversion ratio of Jersey's convertible Preferred Stock, the transaction will involve the issuance of approximately 518,000 shares of Interchange's stock. Based on Interchange's closing stock price of $29.00 on 1/27/98, the transaction is valued at approximately $15 million .

         "We are pleased with this acquisition, which fits our expansion plans and reinforces our position as the largest independent community bank in Bergen County", stated Anthony S. Abbate, President and Chief Executive Officer of Interchange and Interchange State Bank.

         Richard  A.  Gilsenan,   Chairman  of  the  Board  of  Jersey,   noted:
"Interchange makes an ideal partner for us since they are a Bergen County based community bank with a presence in our service area. This clearly benefits our customers, our stockholders and our community". For the year ended 12/31/97, Jersey had $6.4 million in equity, $70 million in deposits and net income of approximately $425 thousand, excluding extraordinary items. Jersey is a $77 million asset savings bank with branches in Montvale and River Edge, New Jersey.

         The acquisition is conditioned upon the satisfaction of necessary bank regulatory approvals, the approval of the shareholders of Jersey and other customary conditions. The parties anticipate that the merger will be consummated late in the second, or early in the third, quarter of 1998.

         In connection with the merger agreement, Jersey granted Interchange an option to purchase 126,950 shares of Jersey's authorized but unissued common stock.


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         Pursuant to the  requirements  of the Securities  Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                           INTERCHANGE FINANCIAL SERVICES CORPORATION
                           By: S/S ANTHONY LABOZZETTA

                           Anthony Labozzetta, Executive Vice President and CFO

Date:    January 28, 1998